Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Business Outlook for 2015

and Timing of Fourth Quarter and Full Year 2014 Results

MECHANICSBURG, PENNSYLVANIA - January 9, 2015 - Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), today announced its business outlook for calendar year 2015.

Select Medical expects consolidated net operating revenues for the full year 2015 to be in the range of $3.1 billion to $3.2 billion. Select Medical expects net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income/(expense), and equity in earnings/(losses), or Adjusted EBITDA for the full year 2015 to be in the range of $370 million to $385 million. Select Medical expects fully diluted income per common share for the full year 2015 to be in the range of $0.84 to $0.90.

The business outlook includes expected Adjusted EBITDA start-up losses during the full year 2015 of approximately $17 million at Select Medical’s long term acute care hospitals (LTCHs) and inpatient rehabilitation facilities (IRFs) recently opened or under development. Select Medical assumed a 40.0% effective tax rate and average total shares outstanding of 131.7 million when preparing the above business outlook for 2015.

Select Medical will release the financial results for its fourth quarter and full year ending December 31, 2014 on Thursday, February 19, 2015 after the market closes.

Select Medical will host a conference call regarding its fourth quarter and full year 2014 results on

Friday, February 20, 2015, at 9:00am EST. The domestic dial in number for the call is 1-800-510-0146. The international dial in number is 1-617-614-3449. The passcode for the call is 56182665. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, February 27, 2015. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 10623629. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

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Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of September 30, 2014, Select Medical operated 113 long term acute care hospitals and 16 acute medical rehabilitation hospitals in 28 states and 1,023 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                       changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                       the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                    the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses or therapists could increase our operating costs significantly;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation